Exhibit (b)(6)

FIFTEENTH AMENDMENT TO LOAN AGREEMENT

THIS FIFTEENTH AMENDMENT TO LOAN AGREEMENT (the "Amendment") is made and entered into as of the 23rd day of June, 2015, by and among P.A.M. TRANSPORT, INC., an Arkansas corporation, whose chief executive office and principal place of business is located at 297 W. Henri de Tonti Boulevard, P.O. Box 188, Tontitown, Arkansas 72770, party of the first part, hereinafter called "Borrower," FIRST TENNESSEE BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States, with its principal place of business at 165 Madison Avenue, Memphis, Tennessee 38103, party of the second part, hereinafter called "Bank," P.A.M. TRANSPORTATION SERVICES, INC., a Delaware corporation, whose principal place of business and chief executive office is located at 297 W. Henri de Tonti Boulevard, P.O. Box 188, Tontitown, Arkansas 72770, party of the third part, hereinafter called "Guarantor."

Recitals of Fact

Pursuant to the terms and provisions of that certain Loan Agreement, bearing date of the 26th day of July, 1994, as amended by Amendment, dated June 27, 1995 ("Original Loan Agreement"), among the Borrower, the Bank, the Guarantor and Choctaw (hereinafter defined), as amended by the Second Amendment to Loan Agreement, dated July 3, 1996, among the Borrower, the Bank, the Guarantor, Choctaw, and Allen (hereinafter defined), by the Third Amendment to Loan Agreement, dated April 26, 2001, among Borrower, the Bank, the Guarantor, Choctaw, Allen, Dedicated (hereinafter after defined) and Decker (hereinafter defined), by the Fourth Amendment to Loan Agreement, dated June 22, 2007, among the Borrower, the Bank, the Guarantor, Choctaw, Allen, Dedicated and Decker by the Fifth Amendment to Loan Agreement dated June 1, 2009, by the Sixth Amendment to Loan Agreement dated May 31, 2010, by Seventh Amendment to Loan Agreement dated May 24, 2011, by letter agreement dated March 21, 2012, by Eighth Amendment to Loan Agreement dated May 30, 2012, by Ninth Amendment to Loan Agreement dated December 19, 2012, by Tenth Amendment to Loan Agreement dated October 4, 2013, by Eleventh Amendment to Loan Agreement dated November 27, 2013, by Twelfth Amendment to Loan Agreement dated February 5, 2014, by Thirteenth Amendment to Loan Agreement dated August 22, 2014, and by the Fourteenth Amendment to Loan Agreement dated November 17, 2014 (the Original Loan Agreement as amended by the foregoing amendments, the "Loan Agreement"), Bank committed to lend to Borrower an amount not to exceed at any one time outstanding the principal sum of Thirty-Five Million Dollars ($35,000,000.00), subject to the Borrowing Base. The Borrower has requested and the Bank has agreed to increase the committed amount to an amount not to exceed at any one time outstanding the principal sum of Forty Million Dollars ($40,000,000.00), subject to the Borrowing Base. The Borrower has requested and the Bank has also agreed to amend certain other provisions of the Loan Agreement.

Choctaw Express, Inc., an Oklahoma corporation ("Choctaw"), Allen Freight Services, Inc., a Missouri corporation ("Allen"), P.A.M. Dedicated Services, Inc., an Ohio corporation ("Dedicated"), and Decker Transport Co., Inc., an Ohio corporation ("Decker"), have each previously executed Security Agreements, as amended, under which they have granted to the Bank a security interest in certain of their assets to secure the obligations of the Borrower to the Bank.

Choctaw has converted into Choctaw Express, LLC, an Oklahoma limited liability company ("Choctaw LLC"). Choctaw LLC has transferred all of its assets to the Borrower on January 1, 2010, and Choctaw LLC no longer holds any assets. Dedicated has converted into P.A.M. Dedicated Services, LLC, an Ohio limited liability company ("Dedicated LLC"). Dedicated LLC has transferred all of its assets to the Borrower on January 1, 2010 and Dedicated LLC no longer holds any assets. Decker has converted into Decker Transport, LLC, an Ohio limited liability company ("Decker LLC"). Decker LLC has transferred all of its assets to the Borrower on January 1, 2010, and Decker LLC no longer holds any assets. Allen merged into East Coast Transport & Logistics, LLC, an Arkansas limited liability company ("East Coast LLC"). East Coast transferred all of its assets to the Borrower on January 1, 2010, and East Coast no longer holds any assets.

NOW, THEREFORE, for and in consideration of the premises, as set forth in the Recitals of Fact, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, it is agreed by the parties as follows:

Agreements

1.         To induce the Bank to enter into this Amendment, the Borrower and the Guarantor do hereby absolute and unconditionally, jointly and severally, certify, represent and warrant to the Bank, and covenant and agree with the Bank, that:

(a)        All representations and warranties made by the Borrower or the Guarantor in the Loan Agreement, as amended hereby, in the Security Agreement, as amended, and in all other loan documents (all of which are herein sometimes called the "Loan Documents"), are true, correct and complete in all material respects as of the date of this Amendment.

(b)        As of the date hereof and with the execution of this Amendment, there are no existing events, circumstances or conditions which constitute, or would, with the giving of notice, lapse of time, or both, constitute Events of Default.

(c)        There are no existing offsets, defenses or counterclaims to the obligations of the Borrower or the Guarantor as set forth in any Loan Document executed by the Borrower, the Guarantor, Choctaw, Decker, Dedicated or Allen, respectively, in connection with the Loan.

(d)        Neither the Borrower nor the Guarantor, Choctaw, Decker, Dedicated or Allen has any existing claim for damages against the Bank arising out of or related to the Loan; and, if and to the extent (if any) that the Borrower, the Guarantor, Choctaw, Decker, Dedicated or Allen has or may have any such existing claim (whether known or unknown), the Borrower (on behalf of itself and as predecessor-in-interest to Choctaw, Decker, Dedicated and Allen) and the Guarantor do hereby forever release and discharge, in all respects, the Bank with respect to such claim.

(e)       The Loan Documents, as amended by this Amendment, are valid, genuine, enforceable in accordance with their respective terms, and in full force and effect.

2.         The definition of "Termination Date," as set forth in Article One of the Loan Agreement, is hereby modified and amended to read as follows:

1.25 "Termination Date" shall mean July 1, 2017, unless such date is extended pursuant to the provisions of Section 10.12 hereof, in which event the extended date shall be the Termination Date.

3.         Section 8.2 of the Loan Agreement is hereby deleted and m lieu thereof the following is inserted:

8.2. Debt to Equity Ratio. Maintain as of the end of each calendar quarter through 3/31/16, a ratio of total liabilities to Net Worth (as defined in Article One) of not more than 3.0 to 1.00, and beginning with the quarter ending 6/30/16, maintain as of the end of each calendar quarter a ratio of total liabilities to Net Worth of not more than 2.5 to 1.0, to be tested quarterly at the end of each quarter.

4.         All terms and provisions of the Loan Agreement which are inconsistent with the provisions of this Amendment are hereby modified and amended to conform hereto; and, as so modified and amended, the Loan Agreement is hereby ratified, approved and confirmed. Except as otherwise may be expressly provided herein, this Amendment shall become effective as of the date set forth in the initial paragraph hereof.

5.         All references in all Loan Documents to the Loan Agreement shall, except as the context may otherwise require, be deemed to constitute references to the Loan Agreement as heretofore amended and as further amended hereby.

6.         The Guarantor does further (a) consent to and approve of all of the terms and provisions of this Amendment insofar as its rights are or may be affected hereby; and (b) acknowledge the continued effectiveness of its Third Amended and Restated Guaranty dated of even date herewith, guaranteeing the principal sum of Forty Million Dollars ($40,000,000.00), plus interest and expenses in accordance with the terms thereof.

IN WITNESS WHEREOF, Borrower, Guarantor and Bank have caused this Amendment to be executed by their respective officers, duly authorized so to do, on this the day and year first above written.

ATTEST:	P.A.M. TRANSPORT, INC.

By:
Secretary		President

BORROWER

ATTEST:	P.A.M. TRANSPORTATION SERVICES, INC.

By:
Secretary		President

GUARANTOR

FIRST TENNESSEE BANK NATIONAL ASSOCIATION

By:
Title:

BANK